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                                                                    EXHIBIT 10.6

                                    AGREEMENT

         This Agreement is entered into as of July 31, 1995, by and between Robert Half International Inc. ("RHI") and Paul F. Gentzkow ("Employee").

         WHEREAS, RHI is an international staffing services organization, which conducts its operations in the United States and selected foreign countries either directly or through direct or indirect wholly owned subsidiaries.

         WHEREAS, Employee serves as Director of Operations, in which capacity he manages certain specified operations of RHI.

         WHEREAS, RHI wishes to grant certain additional benefits to Employee.

         WHEREAS, in consideration thereof, RHI wishes to obtain certain covenants from Employee.

         Now, therefore, the parties hereto agree as follows, effective as of the date hereof:

         1. Unless the context clearly indicates otherwise, the following terms, when used in this Agreement, shall have the meanings set forth below:

         "Administrator" means the Administrator of the 1991 Stock Option Plan for Field Employees, as such term is defined in such plan, and the Administrator of the 1991 Restricted Stock Plan for Field Employees, as such term is defined in such plan.

         "Applicable Office" means any office of any of the RHI Companies in which Employee has worked, or over which Employee has exercised any form of direct or indirect supervisorial authority, during the one year period preceding the Termination Date.

         "Competitor" means any executive recruiting firm, employment agency, temporary personnel service business or other staffing services business engaged in whole or in part in any business conducted by the RHI Companies, regardless of whether such entity conducts its business as a sole proprietorship, partnership, corporation or in other form.

         "Customer" means any person, firm, entity, business or organization for whom any of the Applicable Offices performs or has performed services in the course of its business within the twelve months preceding the Termination Date.

         "Disability" shall mean (i) a physical or mental condition which, in the judgment of the Administrator based on competent medical evidence satisfactory to the Administrator (including, if required by the Administrator, medical evidence obtained by
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an examination conducted by a physician selected by the Administrator), renders
Employee unable to engage in any substantial gainful activity for the RHI Companies and which condition is likely to result in death or to be of long, continued and indefinite duration, or (ii) a judicial declaration of incompetence.

         "Option" means an option granted to Employee under the 1991 Stock Option Plan for Field Employees.

         "Other Agreement" means any agreement, contract, plan or arrangement between any of the RHI Companies and the Employee (other than this Agreement) including, but not limited to, any agreement, contract, plan or arrangement that is applicable to one or more individuals in addition to the Employee.

         "Other Employee" means any individual (other than Employee) who is employed by an Applicable Office or was employed by an Applicable Office within the prior six months, whether as a regular employee, temporary employee or independent contractor.

         "Restricted Stock" means a share of restricted stock granted to Employee under the 1991 Restricted Stock Plan for Field Employees.

         "RHI Companies" means RHI and any subsidiary or affiliate of RHI.

         "Solicit" means soliciting, inducing, attempting to induce or assisting any other person, firm, entity, business or organization in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Employee, the Other Employee, or any other person, firm, entity, business or organization.

         "Termination For Cause" means termination by RHI of Employee's employment by reason of (a) Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to any of the RHI Companies, (b) the commission of any criminal act by Employee (other than minor traffic violations) or (c) misconduct or gross negligence by Employee in the performance of his duties.

         "Termination Date" means the date on which Employee's employment with RHI is terminated.

         "Termination Without Cause" means termination by RHI of Employee's employment other than pursuant to a Termination For Cause.

         "Termination Year" means the fiscal year in which the Termination Date occurs.

         2. In the event of a Termination Without Cause, the Employee shall be entitled to receive the following:
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                  (a) Employee shall receive Monthly Payments, as specified
herein, at a rate equal to 100% of the highest monthly base salary (excluding bonuses, income from stock options and stock plans, fringe benefits and similar items) paid to Employee with respect to any of the six calendar months immediately preceding the Termination Date. The first such payment shall be made on the last day of the first full month following the Termination Date, and subsequent payments shall be made on the last day of each subsequent month, until the number of Monthly Payments specified in Section 2(b) has been made. The foregoing Monthly Payments are in lieu of any salary, bonus or compensation that would otherwise have been paid with respect to services subsequent to the Termination Date, including, but not limited to, any bonus payments relating to the Termination Year or any subsequent year. At the option of RHI, all or part of such Monthly Payments may be paid in a lump sum.

                  (b) The number of Monthly Payments to be made under the circumstances described herein is (i) twelve, if the Termination Date is prior to the fifth anniversary of this Agreement, (ii) eighteen, if the Termination Date is on or after the fifth anniversary of this Agreement but prior to the tenth anniversary of this Agreement and (iii) twenty-four, if the Termination Date is on or after the tenth anniversary of this Agreement.

                  (c) So long as Employee would be entitled to receive Monthly Payments pursuant to the terms of Sections 2(a) and 2(b) of this Agreement (whether or not RHI has elected to pay all or a portion of the amount in a lump sum) or until Employee obtains other employment, whichever first occurs, RHI shall pay all costs and fees relating to the continuation of Employee's medical benefits pursuant to COBRA.

                  (d) To the extent that any Other Agreement (including, but not limited to the Severance Agreement dated October 1, 1991 between Employee and
RHI) would provide for cash payments, including but not limited to salary continuation (or a lump sum payment in lieu of salary continuation) or bonus payments, under the same or similar circumstances as such benefits would be provided pursuant hereto, then Employee shall not receive such benefits under both the Other Agreement and hereunder, but shall instead receive the greater of the cash benefit payable under either (i) Sections 2(a) and 2(b) hereof or (ii) the Other Agreement. Except as provided by the foregoing sentence, the benefits payable under this Agreement shall be in addition to, and not in lieu of, any other benefits that may be provided under any Other Agreement.

         3. (a) In the event of the termination of Employee's employment by reason of his death or Disability, each Option held by the Employee on the date of such event shall (unless such Option shall have theretofore expired in accordance with its terms) immediately become exercisable in full and shall remain exercisable for the initial term of the Option and all restrictions on Restricted Stock held by Employee on such date shall lapse, with the result that the Restricted Stock shall not be forfeited by reason of such termination.

                  (b) As the date hereof, the unvested Options held by Employee under the 1991 Stock Option Plan for Field Employees have an aggregate market value of $897,175. At the discretion of RHI, additional Options may be granted subsequent to the date hereof. The terms of the 1991 Stock Option Plan for Field Employees provide that
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any unvested Options are forfeited on the termination of Employee's employment.
Accordingly, while the actual value, if any, of the unvested Options that may be held by Employee on the Termination Date if his employment terminates by reason of his death or Disability will vary from the foregoing amount (and there is no assurance that the foregoing amount, which is dependent, upon other things, on the public trading price of RHI's Common Stock, will ever be realized), Employee acknowledges that there is significant value to Employee and his estate arising from the covenant of RHI contained in Section 3(a) hereof.

         4. Employee shall not, at any time during his employment by any of the RHI Companies or thereafter, directly or indirectly, disclose, furnish or make accessible to any person, firm, entity, business or organization, or make use of, any confidential information obtained while he was in the employ of any of the RHI Companies, including, without limitation, information with respect to the name, address, contact persons or requirements of any customer, client, applicant or employee of any of the RHI Companies (whether having to do with temporary or permanent employment) and information with respect to the procedures, advertising, finances, organization, personnel, plans, objectives or strategies of the RHI Companies. Employee acknowledges that such information is safeguarded by the RHI Companies as trade secrets. Upon termination of his employment, Employee shall deliver to RHI all copies of all records, manuals, training kits, and other property belonging to any of the RHI Companies or used in connection with their business which may be in Employee's possession. The provisions of this Section 4 shall survive termination of either Employee's employment or this Agreement for any reason.

         5. (a) In consideration of Employee's position with the RHI Companies and in view of the valuable consideration furnished to the Employee by RHI entering into this agreement, for a period of twelve (12) months after the Termination Date (regardless of the reason for termination or whether such termination was by RHI or by the Employee), Employee agrees that he shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any Competitor in any part of the area encompassed within a radius of fifty (50) miles from any Applicable Office.

         (b) In consideration of Employee's position with the RHI Companies and in view of the valuable consideration furnished to the Employee by RHI entering into this agreement, for a period of twelve (12) months after the Termination Date (regardless of the reason for termination or whether such termination was by RHI or by the Employee), Employee agrees that he shall not, directly or indirectly, on behalf of any Competitor, Solicit or perform services for any Customer. Such restriction on Soliciting or performing services for Customers shall apply regardless of whether or not any such Customer was previously a customer of Employee or whether or not such Customer was previously, or is at the time of Solicitation or the performance of services, a customer of any Competitor.
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         (c) In consideration of Employee's position with the RHI Companies and in view of the valuable consideration furnished to the Employee by RHI entering into this agreement, for a period of twelve (12) months after the Termination Date (regardless of the reason for termination or whether such termination was by RHI or by the Employee), Employee agrees that he shall not directly or indirectly, Solicit any Other Employee to either leave the employ of the RHI Companies or to become connected in any way with any Competitor.

         (d) The provisions of this Section 5 shall survive termination of either Employee's employment or this Agreement for any reason.

         6. After termination of Employee's employment with the RHI Companies, Employee shall not indicate on any stationery, business card or advertising, solicitation or other business materials that he is or was formerly an employee of any of the RHI Companies, or any division thereof, except in the bona fide submission of resumes and the filling out of applications in the course of seeking employment. The provisions of this Section 6 shall survive termination of either Employee's employment or this Agreement for any reason.

         7. In view of Employee's access to confidential information and trade secrets and in consideration of the value of such property to the RHI Companies, Employee expressly acknowledges that the covenants not to compete and the related restrictive covenants set forth herein are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the RHI Companies, and that the enforcement thereof would not prevent Employee from earning a livelihood. Employee further represents and acknowledges that Employee views the entry by RHI into this Agreement as valuable consideration given to the Employee in return for the Employee's covenants contained herein. Employee further agrees that in the event of an actual or threatened breach by Employee of such covenants, RHI and the other RHI Companies would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate and RHI and the other RHI Companies therefore will not have an adequate remedy at law. Accordingly, Employee agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security; provided, that nothing herein shall be construed as limiting any other legal or equitable remedies RHI or the other RHI Companies might have. Enforcement of the covenants contained herein may be effected individually or in the aggregate by any one or more of RHI or the other RHI Companies.

         8. Failure of any party to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of the right to subsequently insist upon strict compliance with such term, covenant or condition or a waiver or relinquishment of any similar right or power hereunder at any subsequent time.

         9. The provisions of this Agreement are severable. If any provision is found by any court of competent jurisdiction to be unreasonable and invalid, that determination
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shall not affect the enforceability of the other provisions. Furthermore, if any of the restrictions against various post-employment activities is found to be unreasonable and invalid, the court before which the matter is pending shall enforce the restriction to the maximum extent it deems to be valid. Such restrictions shall be considered divisible both as to time and as to geographical area, with each month being deemed a separate period of time and each one mile radius from any of the Applicable Offices being deemed a separate geographical area. The restriction shall remain effective so long as the same is not unreasonable, arbitrary or against public policy.

         10. The provisions of Sections 4, 5, 6, and 7 shall be governed by the laws of the state in which an activity occurred or threatens to occur and with respect to which legal and equitable relief is sought. In no event shall the choice of law be predicated upon the fact that any of the RHI Companies is incorporated or has its corporate headquarters in a certain state.

         11. This agreement constitutes the entire agreement between the parties with respect to the matters covered hereby and, except as provided in the next sentence, supersedes all prior agreements (other than the Severance Agreement dated October 1, 1991 between RHI and Employee, which is superseded only to the extent described herein and therein), arrangements or understandings, whether written or verbal, with respect to such matters. Notwithstanding the foregoing, RHI and Employee acknowledge that the obligations contained in sections 4, 5, 6, and 7 hereof are in addition to, and not in lieu of, the obligations of Employee and the rights of the RHI Companies (a) contained in the Employment Agreement dated as of March 24, 1986 between Robert Half of Minnesota, Inc. (to which RHI is successor in interest by merger) and Employee, (b) contained in any other agreement between Employee and the RHI Companies or (c) imposed by law.

         12. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

         13. This Agreement is not an employment agreement, and nothing herein shall be construed as giving employee any rights to, or expectation of, continued employment or employment at any particular position or salary. This Agreement shall not affect any right of either the RHI or Employee to terminate Employee's employment at any time and for any reason.

         14. This Agreement may be executed in counterparts, all of which shall constitute only one agreement.

             IN WITNESS WHEREOF, the parties have set their hands hereto as of the date first above written.

                                    ROBERT HALF INTERNATIONAL INC.


                                    By   HAROLD M. MESSMER, JR.
                                      -------------------------
                                         Harold M. Messmer, Jr.
                                         Chairman & Chief Executive Officer




                                         PAUL F. GENTZKOW
                                    ----------------------
                                         Paul F. Gentzkow